Exhibit 99.1

Press Release

Simclar, Inc. Announces Consolidation of Metal Fabrication Operations

Hialeah, FL- November 1, 2007- Simclar, Inc. (NASDAQ:SIMC), a multi-plant electronics contract manufacturer announced today that it will be consolidating its metal fabrication operations into its Matamoros, Mexico facility and that this decision will result in the discontinuance of operations at its Winterville, North Carolina facility. The North Carolina facility has been incurring increasing losses for a number of months and, as a result, has been under continual operational and financial review. Following a further escalation of these losses in Qtr 3 2007, management has concluded that the operation is no longer financially viable and has put in place a plan to commence the controlled transfer of the business to Mexico with immediate effect to cease any further dilution of the Company’s earnings

Sam Russell, Chairman and CEO, stated, “In 2005, we made the decision to invest in sheet metal fabrication as part of a strategy to become an integrated supplier of high-level electronic assemblies. As a result of that strategy, we invested in sheet metal capabilities in North Carolina and Mexico. The competitive pressures of the market cause us to continually review our business to become more productive and manage costs more effectively. Mexico is the lower cost producer and also has PCBA, Cable Harness, and High-Level Assembly capabilities. Customers currently serviced by our North Carolina facility will be serviced from Mexico. This was a very difficult decision but it is the right decision for our customers, the business and our shareholders.”

Simclar, Inc., with five North American manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for original equipment manufacturers for 31 years.

Visit Simclar, Inc. at its website, www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah
Marshall Griffin, CFO, 937-220-9777